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                                                                     EXHIBIT 2.2

                           AMENDMENT NUMBER ONE TO THE
                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


         THIS AMENDMENT NUMBER ONE TO THE AGREEMENT AND PLAN OF MERGER (this "AMENDMENT"), dated as of November 18, 1997, by and between TPG PARTNERS II, L.P., a Delaware limited partnership ("PARENT"), TPG ZEUS ACQUISITION CORPORATION, a Delaware corporation ("SUB") and ZILOG, INC., a Delaware corporation (the "COMPANY"),

                              W I T N E S S E T H:

         WHEREAS, Parent and the Company are parties to that certain Agreement and Plan of Merger (the "MERGER AGREEMENT"), dated as of July 20, 1997; and

         WHEREAS, pursuant to Section 8.3 of the Merger Agreement, the parties hereto wish to amend the Merger Agreement as provided herein:

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties hereto hereby agree as follows:

         SECTION 1. Definitions. Capitalized terms used but not defined herein shall the meanings set forth in the Merger Agreement.

         SECTION 2. Amendments to the Merger Agreement.

         SECTION 2.1. The Preamble to the Merger Agreement shall be amended and restated in its entirety, and shall be replaced by the following:

         "AGREEMENT AND PLAN OF MERGER, dated as of July 20, 1997 (as amended by Amendment Number One, dated November 18, 1997, this "Agreement"), between TPG PARTNERS II, L.P., a Delaware limited partnership ("Parent"), and ZILOG, INC., a Delaware corporation (the "Company"),"

         SECTION 2.2. Section 1.5(a) of the Merger Agreement shall be amended and restated in its entirety, and shall be replaced by the following:

                  "(a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that Article IV of such Certificate of Incorporation is amended to read in its entirety as follows:

         FOURTH: The Corporation shall be authorized to issue 10,000,000 shares of common stock and 5,000,000 shares of preferred stock. There shall be two classes of common stock of the Corporation. The first class of common stock of the Corporation shall have a par value of $0.01 and shall be designated "Common Stock" and the number of shares

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         constituting such class shall be 4,000,000. The second class of stock of the Corporation shall have a par value of $0.01 and shall be designated "Class A Non-Voting Common Stock" and the number of shares constituting such class shall be 6,000,000. Holders of shares of Common Stock shall be entitled to one vote for each share of such stock held on all matters as to which stockholders may be entitled to vote pursuant to the Delaware General Corporation Law. Holders of shares of Class A Non-Voting Common Stock shall not have any voting rights, except that the holders of shares of Class A Non-Voting Common Stock shall have the right to vote as a class to the extent required by the Delaware General Corporation Law. In all other respects the rights, powers, preferences and limitations of the Common Stock and Class A Non-Voting Common Stock shall be identical. The preferred stock shall have a par value of $100.00 and the board of directors may authorize the issuance from time to time of the preferred stock in one or more classes and/or series and with such powers, designations, preferences, rights and qualifications, limitations or restrictions (which may differ with respect to each such class and/or series) as the board may fix by resolution."

         "As so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law."

         SECTION 2.3. Section 2.1(a) of the Merger Agreement shall be amended and restated in its entirety, and shall be replaced by the following:

                  "(a) Conversion (or Retention) of Shares. Except as otherwise provided herein and subject to Section 2.1(d), each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be canceled pursuant to Section 2.1(b) ("Excluded Shares") and any Dissenting Shares, shall be converted into the following (the "Merger Consideration"):

                           (i) for each Share with respect to which an election
                  to retain pursuant to Section 2.1(c) has been effectively made, and not revoked or lost ("Electing Shares"), the right to retain one fully paid and nonassessable Share (a "Non-Cash Election Share"); and

                           (ii) for each Share (other than Electing Shares), the
                  right to receive in cash from the Company following the Merger an amount equal to $20.00 (the "Cash Election Price")."

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         SECTION 2.4. Section 2.1(d)(i) of the Merger Agreement shall be amended and restated in its entirety, and shall be replaced by the following:

                           "(i) Notwithstanding anything in this Agreement to
                  the contrary (but subject to the provisions of Section 2.4), the aggregate number of Shares to be converted into the right to retain Shares at the Effective Time (the "Non-Cash Election Number") shall equal 375,000 Shares."

         SECTION 2.5. Section 2.1(f) of the Merger Agreement shall be amended and restated in its entirety, and shall be replaced by the following:

                  "(f) Capital Stock of Sub. The shares of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become in the aggregate 3,375,000 shares of Common Stock of the Surviving Corporation, 1,250,000 shares of Class A Non-Voting Common Stock of the Surviving Corporation and 250,000 shares of a new series of Non-Voting 13.5% Pay-in-Kind Preferred Stock, stated value $100.00 per share, of the Surviving Corporation."

         SECTION 2.6. Section 3.7 of the Merger Agreement shall be amended and restated in its entirety, and shall be replaced by the following:

                  "SECTION 3.7 Absence of Material Adverse Change. Except as disclosed in items 3.7 or 3.12(a) of the Company Letter or in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Company Filed SEC Documents"), since December 31, 1996, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with past practice, and there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption, purchase or other acquisition of any of its capital stock, (ii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) (x) any granting by the Company or any of its Subsidiaries to any officer of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business (including in connection with promotions) consistent with past practice or as was required under employment agreements in effect as of December 31, 1996, (y) any material change to the Company's or any of its Subsidiaries' severance or termination plans, agreements or arrangements with any of their employees, except as part of a standard employment package to any person promoted or hired (but not including the five most senior officers), or as was required under employment, severance or termination agreements in effect as of December 31, 1996, or (z) except for employment agreements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, any entry by the Company or any of its Subsidiaries into any employment, consulting, severance, termination or indemnification agreement with any such employee or executive officer, (iv) any damage, destruction or loss, whether or not covered by

                                      -3-

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         insurance, that would reasonably be expected to have a
         Material Adverse Effect on the Company, (v) any revaluation by the Company of any of its material assets, (vi) any material change in accounting methods, principles or practices by the Company or (vii) any other action that occurred prior to the date hereof that, if it occurred after the date of this Agreement and prior to the Closing Date, would be prohibited by paragraphs (a), (b) (only with respect to the Company's Subsidiaries), (c), (f), (g) or (p) of Section 5.1 of this Agreement.

         SECTION 2.7. Section 4.7 of the Merger Agreement shall be amended and restated in its entirety, and shall be replaced by the following:

                  "SECTION 4.7 Financing. Parent has binding written commitments, addressed to Parent or Sub, from one or more financially responsible financial institutions, dated as of November 18, 1997, true and complete copies of which have been furnished to the Company (collectively, the "Commitments") to obtain, together with the other funds to be provided by Parent, the financing necessary to pay the Cash Election Price with respect to each Share outstanding at the Effective Time (other than Electing Shares), to pay (or provide the funds for the Company to pay) all amounts contemplated by Section 2.2 when due, to refinance any indebtedness or other obligation of the Company and its Subsidiaries which may become due as a result of this Agreement or any of the transactions contemplated hereby, to pay all related fees and expenses and to provide for the anticipated working capital needs of the Surviving Corporation following the Merger (the financing necessary to provide such funds being hereinafter referred to as the "Financing"), which Commitments are in full force and effect as of November 18, 1997. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than as set forth in the Commitments. Subject to the terms and conditions of this Agreement and receipt of the proceeds of the Financing as set forth in the Commitments (or on other terms reasonably satisfactory to Parent), at the closing of the Merger, Parent will capitalize Sub with an aggregate equity contribution of at least $117.5 million. Parent will be under no obligation pursuant to the preceding sentence unless and until the proceeds of the Financing are received as set forth in the Commitments. In addition, Parent will be under no obligation under any circumstances to capitalize Sub with equity of more than $117.5 million."


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         SECTION 2.8. Section 5.2(a) of the Merger Agreement shall be amended and restated in its entirety, and shall be replaced by the following:

                  "(a) The Company shall, and shall direct and cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined). The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to the receipt of the Company Stockholder Approval, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it would be consistent with its fiduciary responsibilities to the Company's stockholders under applicable law, the Company may, in response to a Takeover Proposal which was not solicited subsequent to the date hereof, (x) furnish information with respect to the Company to any person pursuant to a confidentiality agreement substantially identical to the Confidentiality Agreement (as defined in Section 6.2 hereof) and (y) participate in discussions, investigations and/or negotiations regarding such Takeover Proposal. The Company will promptly notify Parent in the event of the occurrence of any matter referred to in the foregoing proviso. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 25% or more of the aggregate assets of the Company and its Subsidiaries, taken as a whole, or 25% or more of the voting power of the shares of Common Stock then outstanding or any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of the voting power of the shares of Common Stock then outstanding or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement."

         SECTION 2.9. Section 5.2(b) of the Merger Agreement shall be amended and restated in its entirety, and shall be replaced by the following:

                  "(b) Except as set forth in this Section 5.2, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement; provided that, the Board of Directors may, (A) in response to any Takeover

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         Proposal, suspend such recommendation pending its analysis of such Takeover Proposal or (B) at any time prior to the receipt of the Company Stockholder Approval, modify or withdraw such recommendation if the Board of Directors of the Company determines in good faith that a Takeover Proposal is a Superior Proposal (as hereinafter defined) and, after consultation with outside counsel, that it would be consistent with its fiduciary responsibilities to so modify or withdraw such recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any acquisition agreement or other similar agreement (an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the receipt of the Company Stockholder Approval, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it would be consistent with its fiduciary responsibilities to the Company's stockholders under applicable law, the Board of Directors of the Company may approve or recommend a Superior Proposal or terminate this Agreement, but in each case, subject to the provisions of Section 6.3 hereof and only at a time that is after the second business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors of the Company has received a Takeover Proposal that may constitute a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any proposal determined by the Board of Directors of the Company in good faith, after consultation with outside legal counsel, to be a bona fide proposal and made by a third party to acquire, directly or indirectly, for consideration consisting of cash, property and/or securities, more than 50% of the combined voting power of the shares of Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment, after consultation with outside counsel and with a financial advisor of nationally recognized reputation, to be more favorable to the Company's stockholders than the Merger."

         SECTION 2.10. Section 5.3 of the Merger Agreement shall be amended and restated in its entirety, and shall be replaced by the following:

                  "SECTION 5.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not, except in connection with the making of a Takeover Proposal, terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent) unless the Company's Board of Directors shall have determined in good faith, after consultation with outside counsel, that such release of any third party or amendment, modification or waiver of such provisions is necessary in order to comply with its fiduciary duties to the Company's stockholders under applicable law."

         SECTION 2.11. Section 6.12(a) of the Merger Agreement shall be amended and restated in its entirety, and shall be replaced by the following:

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                  "(a) With respect to any officer or employee who is covered by a severance policy or plan separate from the standard severance policy for the Company's employees (all of which separate severance policies or plans are incorporated in the terms of the employment agreements listed in item 6.12 of the Company Letter), the Surviving Corporation shall maintain (or shall cause to be maintained) such separate policy or plan as in effect as of the date hereof, and, as to all other officers and employees, the Surviving Corporation shall maintain (or shall cause to be maintained) the Company's standard severance policy as in effect as of the date hereof until at least June 30, 1998; provided, however, that with respect to any severance policy maintained pursuant to any statutory requirement, such policy shall continue to be maintained in compliance with the applicable statute."

         SECTION 2.12. A new Section 6.20 shall be added to the Merger Agreement, which shall read in its entirety as follows:

                  "SECTION 6.20 Surviving Corporation Preferred Stock. Immediately after the Effective Time, the Board of Directors of the Surviving Corporation shall adopt a resolution providing for the creation of the series of Non-Voting 13.5% Pay-in-Kind Preferred Stock, stated value $100.00 per share, of the Surviving Corporation into which the shares of capital stock of Sub are to be converted in the Merger."

         SECTION 2.13. Section 8.1(b)(i) of the Merger Agreement shall be amended and restated in its entirety, and shall be replaced by the following:

                  "(b)     by either Parent or the Company:

                           (i) if the Merger shall not have been consummated by
                  February 28, 1998; provided that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by February 28, 1998;"

         SECTION 2.14. Section 8.1(c) of the Merger Agreement shall be amended and restated in its entirety, and shall be replaced by the following:

                  "(c) by Parent or Sub if: (A) as of such time of determination, any of the representations or warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect, or (B) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement and, in the case of (A) such untruth or incorrectness cannot be or has not been cured within 60 days after the giving of written notice to the Company, and, in the case of (B) such failure cannot be or has not been cured within 20 days after the giving of written notice to the Company;"

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         SECTION 3. Sub. Pursuant to Section 6.18 of the Merger Agreement, each of Parent, Sub and the Company hereby agree that by execution and delivery of this Amendment, Sub will be deemed to have signed and become a party to the Merger Agreement as of the date hereof and shall be entitled to all of the rights and subject to all of the obligations and otherwise bound by all of the provisions thereof, in each case applicable to Sub.

         SECTION 4.  Representations and Warranties.

         (a) The Company. The execution, delivery and performance of this Amendment by the Company have been duly authorized by the Board of Directors of the Company and by all other necessary corporate action on the part of the Company. This Amendment has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Amendment by Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

         (b) Parent and Sub. The execution, delivery and performance of this Amendment by each of Parent and Sub have been duly authorized by the General Partner of Parent and the Board of Directors of Sub, respectively, and by all other necessary partnership or corporate action on the part of Parent or Sub, respectively. This Amendment has been duly executed and delivered by each of Parent and Sub and (assuming the valid authorization, execution and delivery of this Amendment by the Company) constitutes the valid and binding obligation of each of Parent and Sub enforceable against them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

         SECTION 5.  Miscellaneous.

         (a) Other than as set forth in Section 2.1 through Section 2.8 and
Section 3 hereof, this Amendment does not modify, change or delete any other addendum, term, provision, representation, warranty or covenant (the "PROVISIONS") relating to or contained in the Merger Agreement, and all such Provisions remain in full force and effect. For the avoidance of doubt, all references in the Merger Agreement to "the date hereof" or "the date of this Agreement" shall be deemed to be references to the date July 20, 1997.

         (b) This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         (c) This Amendment and any of the provisions hereof may not be amended, altered or added to in any manner except by a document in writing and signed by each party.

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         IN WITNESS WHEREOF, Parent, Sub and the Company have caused this
Amendment to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                TPG PARTNERS II, L.P.

                                By:  TPG GenPar II, L.P., its General Partner

                                By:  TPG Advisors II, Inc., its General Partner



                                By /s/ DAVID M. STANTON
                                   --------------------------------------------
                                     Name: David M. Stanton
                                     Title: Vice President



                                TPG ZEUS ACQUISITION CORPORATION



                                By: /s/ DAVID M. STANTON
                                   --------------------------------------------
                                     Name: David M. Stanton
                                     Title: Vice President



                                ZILOG, INC.



                                By  /s/ EDGAR A. SACK
                                   --------------------------------------------
                                     Name: Edgar A. Sack
                                     Title: President & CEO